                                                                     EXHIBIT 11

                            BACK YARD BURGERS, INC.
                   COMPUTATION OF NET INCOME/(LOSS) PER SHARE
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                          FOR THE YEAR ENDED
                                                  ------------------------------------
                                                  JANUARY 1,   JANUARY 2,   JANUARY 3,
                                                     2000         1999       1998 (a)
                                                  ----------   ----------   ----------
Net income (loss) ...........................      $  (558)      $1,171      $  162
                                                   =======       ======      ======
Weighted average number of common
  shares outstanding during the period ......        4,609        4,533       4,261
                                                   -------       ------      ------
Basic income (loss) per share ...............      $ (0.12)      $ 0.26      $ 0.04
Basic weighted average number of common            =======       ======      ======
  shares outstanding during the period ......        4,609        4,533       4,261

Preferred shares convertible to common shares            0           69         298
Stock options ...............................            0           52          28
                                                   -------       ------      ------
                                                     4,609        4,654       4,587
                                                   -------       ------      ------
Diluted income (loss) per share .............      $ (0.12)      $ 0.25      $ 0.04
                                                   =======       ======      ======


(a) As a result of the Registrant's fiscal year ending on the Saturday closest to December 31, fiscal 1997 contains 53 weeks versus 52 weeks for fiscal 1998 and 1999. As a result, sales for fiscal 1997 are not directly comparable to those in fiscal 1998 and 1999.